EXHIBIT 10.1
[Odyssey HealthCare, Inc. Letterhead]
December [   ], 2005
[Insert Name and Address]
     Re: Acceleration of Vesting of “Underwater” Stock Options
Dear [insert first name],
     I am pleased to advise that, on December 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Odyssey HealthCare, Inc. (the “Company”) accelerated, in full, the vesting of a portion of your unvested stock options granted under the Company’s 2001 Equity-Based Compensation Plan (the “Plan”). This acceleration applies to those stock options granted under the Plan between May 27, 2003 and February 26, 2004 with an exercise price equal to or greater than $20.00. As a result, you may now exercise these stock options. All other terms of these stock options remain unchanged.
     If you are an officer of the Company who is subject to reporting under Section 16 of the Securities Exchange Act of 1934 you are required to hold the shares acquired upon the exercise of these stock options until their original vesting date or, if earlier, your last day of employment, other than shares needed to cover the exercise price and satisfy withholding taxes on the exercised stock options.
     Feel free to call me if you have any questions.

Sincerely,

/s/ Jan Bragg

Jan Bragg Benefits Manager